 Exhibit 5

April 30, 2018
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
United States

Ladies and Gentlemen:

We have read the comments made regarding BDO Canada LLP in Item 16F of Form 20-F of FEC Resources Inc. dated April 30, 2018, and are in agreement with those statements insofar as they relate to our firm.

/s/ BDO CANADA LLP

Chartered Professional Accountants

Vancouver, Canada